Exhibit 3

CONSENT OF RATING AGENCY

We consent to the incorporation by reference in the Registration Statements, on Form S-8 (No. 333-223785) and on Form F-3 (No. 333-230761), of Elbit Systems Ltd. (the “Company”) of the unofficial translation of our Issuer Comment dated February 24, 2020, with respect to the Series A Notes issued by the Company, included in this current report on Form 6-K.

/s/ Sigal Issachar
V.P, Head of Corporate
Midroog Ltd.

Tel-Aviv, Israel,
February 24, 2020